CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated May 18, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-11752 and 811-5021) of Dreyfus Premier Short-Intermediate Municipal Bond Fund.

ERNST & YOUNG LLP
New York, New York July 24, 2007